Exhibit 10.2

FIRST AMENDMENT TO
PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this “First Amendment”) is made and entered into as of August1, 2018, by and between COTTER TOWER - OKLAHOMA, L.P., a Texas limited partnership, as debtor-in-possession in the Bankruptcy Case ("Seller"), and BANCFIRST CORPORATION, an Oklahoma corporation ("Buyer").

RECITALS

A.           Seller and Buyer have previously entered into that certain Purchase and Sale Agreement and Escrow Instructions dated July 3, 2018 (the “Agreement”), for property with a street address of 100 N. Broadway, Oklahoma City, Oklahoma 73102, and known as the Cotter Ranch Tower.

B.           Buyer and Seller desire to amend and modify certain aspects of the Agreement, on the terms and conditions as hereinafter set forth.

NOW, THEREFORE, in consideration of the Agreement, the foregoing Recitals, the mutual agreements, covenants and promises contained in this First Amendment, and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Defined Terms. Initially capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement.

2.          Purchase Price. The Purchase Price as set forth in Section 3.1 of the Agreement is hereby reduced by Two Million and No/100 Dollars ($2,000,000.00), resulting in a new Purchase Price of Twenty-One Million and No/100 Dollars ($21,000,000.00).

3.          Due Diligence Period. Pursuant to the Agreement, as a result of the timing of Seller’s delivery of Exhibit B (Description of Personal Property), Exhibit L (Schedule of Disclosures), and Schedule 10.4 (Leasing Costs), the Due Diligence Period has been extended through and including August 9, 2018.

4.          Closing Date. Section 1 of the Agreement is modified such that the Closing Date is hereafter defined as follows:

Closing Date. Subject to Section 7, the last day that Close of Escrow may occur shall be August 31, 2018 (the “Closing Date”) at the offices of the Escrow Holder (or such other location as the Buyer and Seller may mutually agree).

5.          Force and Effect. Except as modified by this First Amendment, the Agreement remains in full force and effect. All references in the Agreement to "this Agreement" shall be deemed references to the Agreement as modified by this First Amendment.

6.          Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. Facsimile or .pdf signatures shall have the same force and effect as original signatures.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the day and year first set forth above.

“BUYER”

BancFirst Corporation, an Oklahoma corporation

By:	/s/ David Harlow
Name:	David Harlow
Title:	Chief Executive Officer

“SELLER”

Cotter Tower - Oklahoma, L.P., a Texas limited partnership

By:	/s/ Marcus P. Rogers
Marcus P. Rogers, Independent Administrator of the Estate of James F. Cotter, acting as President on behalf of Cotter Ranch Tower, LLC, General Partner, acting on behalf of and authorized representative for the Debtor-in-Possession, Cotter Tower–Oklahoma, L.P.

(Signature Page to First Amendment to Purchase and Sale Agreement and Escrow Instructions)

TITLE COMPANY JOINDER AS ESCROW AGENT

The undersigned hereby acknowledges its receipt of the foregoing First Amendment and agrees that following receipt of the Escrow Notice and the Escrow Funds, it shall hold and disburse the Escrow Funds in escrow in accordance with the terms of the First Amendment.

American Eagle Title Group, L.L.C.

By:	/s/ Michelle Roberts
Name:	Michelle Roberts
Title:	Commercial Escrow Officer
Date:	August 3, 2018

(Signature Page to First Amendment to Purchase and Sale Agreement and Escrow Instructions)